Exhibit 5
[LETTERHEAD OF BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC]
[                    , 2010]
Fidelity Southern Corporation
One Securities Centre, Suite 1550
3490 Piedmont Road
Atlanta GA 30305-4800

Re:	Registration Statement on Form S-1 (SEC File Number )
Ladies and Gentlemen:
     We have acted as counsel to Fidelity Southern Corporation, a Georgia corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), relating to the proposed issuance and sale by the Company of up to                      shares of the Company’s common stock, no par value per share (including                      shares to be subject to the Underwriters’ warrants and over-allotment option) (the “Shares”).
     In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Company’s Articles of Incorporation, filed as Exhibit 3.1 to the Registration Statement, and Bylaws, filed as Exhibit 3.2 to the Registration Statement, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and we have undertaken no independent verification with respect thereto. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.
     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related prospectus, as amended and supplemented through the date of issuance, will be duly authorized, legally and validly issued, fully paid and non-assessable.
     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.
     Our opinions expressed above are limited to federal and Georgia law, and we express no opinion with respect to the applicability of any other laws.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Very truly yours,

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC

Jackie G. Prester, Authorized Representative